Exhibit 99.1

Nuvectis Announces Strategic Portfolio Expansion via License Agreement for Ex-China Rights with Haisco Pharmaceutical Group for Two Potentially Best-In Class Clinical-Stage Compounds

•	The transaction transforms Nuvectis into a late-stage clinical development company by expanding its pipeline into complement-mediated diseases with the in-licensing of a Complement Factor B inhibitor (CFBi [NXP100]) and also enhances the oncology product pipeline with the in-licensing of a paradox breaker BRAF inhibitor (BRAFi [NXP200]) for the treatment of BRAF-mutated malignancies.

•	NXP100 (HSK39297): A once-daily, oral CFBi in late-stage development for the treatment of complement-mediated diseases. Current development status in China includes:

o      Two Marketing Authorization Applications (MAAs) are under review for the treatment of Paroxysmal Nocturnal Hemoglobinuria (PNH); The applications seek approvals for NXP100 for the treatment of PNH in treatment-naive patients and in patients who failed treatment with a Complement protein 5 (C5) inhibitor.

o      Successful completion of a Phase 2 and ongoing Phase 3 trial in Immunoglobulin A Nephropathy (IgAN).

o      Ongoing Phase 2 trial in Lupus Nephritis (LN).

•	NXP200 (HSK42360): An oral, brain penetrant, paradox-breaker BRAF inhibitor for the treatment of BRAF V600X-mutated and Class II/III non-V600-mutated malignancies. NXP200 has generated single agent durable responses in several tumor types including CNS, colorectal, melanoma, non-small-cell lung cancer, papillary thyroid and others. Paradox breaking represents a next generation approach to targeting BRAF. A Phase 1b study in China is ongoing.

•	Strong intellectual property protection for both compounds.

•	Nuvectis will hold a conference call today at 8:30 AM ET to introduce its newly in-licensed products.

Fort Lee, NJ, June 22, 2026 (GLOBE NEWSWIRE) - Nuvectis Pharma, Inc. (NASDAQ: NVCT) (“Nuvectis” or the “Company”), a clinical-stage biopharmaceutical company focused on the development of innovative therapies for the treatment of complement-related conditions and oncology, today announced a strategic portfolio expansion via a license agreement for exclusive ex-China rights with Haisco Pharmaceutical Group (“Haisco”) to two potentially best in-class clinical-stage compounds. Nuvectis will hold a conference call today at 8:30 AM ET to introduce its newly in-licensed products.

Haisco (SHE ticker code: 002653) is a leading fully-integrated pharmaceutical company with approximately 50 marketed products and 70 research programs, most recently recognized for successfully executing licensing deals with Eli Lilly and AbbVie (both in 2Q2026), and the phase 3 success of envudeucitinib in plaque psoriasis (1Q2026), a compound which Haisco discovered and advanced through development until it was licensed to Alumis, Inc.

Ron Bentsur, Chairman and Chief Executive Officer of Nuvectis, commented, “The in-licensing of the two clinical stage drug candidates with best-in-class potential represents an expansion of Nuvectis’ pipeline and strategy.” Mr. Bentsur continued, “NXP100 is a late-stage Factor B inhibitor with the potential to become an effective therapy in multiple complement-mediated diseases and provide a convenience advantage as a once-daily oral treatment option for these diseases requiring life-long treatment. With regards to NXP200, the paradox-breaker BRAF inhibitor, the ability to overcome the limitations of older generation BRAF inhibitors, a validated pharmaceutical class, is an area of great interest and we are very pleased to add NXP200 to our oncology pipeline, in which NXP900, our incumbent drug candidate, is progressing toward important clinical inflection points from the ongoing Phase 1b starting in this summer.” Mr. Bentsur concluded, “With tremendous in-house drug development capabilities and two recently completed licensing deals with Eli Lilly and AbbVie, Haisco is recognized as a premier drug development company with global reach. We are thankful for this opportunity and are privileged to partner with Haisco as we look forward to our collaboration and advancing these development programs.”

Dr. Pangke Yan, Chief Executive Officer of Haisco, commented, “This licensing deal, in addition to our recently completed deals, further strengthens Haisco’s global research and development presence and we are excited to collaborate with Nuvectis on these two projects. We believe that Nuvectis has the relevant experience and capabilities required to advance these projects and that together we can accelerate and offer high-quality treatment options to patients worldwide.”

Clinical / Regulatory Status in China and Key Data Summaries for NXP100 and NXP200

NXP100 (HSK39297)

Paroxysmal Nocturnal Hemoglobinuria (PNH)

Two MAAs for NXP100 have been submitted to the Chinese National Medical Products Administration (NMPA) and are currently under review:

The first MAA is based on positive data from a completed randomized, open-label, active comparator-controlled, Phase 3 study (clinicaltrials.gov NCT06799546). In this study, 73 adult Chinese treatment naïve PNH patients were randomized 1:1 to receive either NXP100 or Soliris® (eculizumab), a Complement C5 inhibitor, for a 24-week treatment period. The primary efficacy endpoint was to evaluate the proportion of patients achieving hemoglobin (Hgb) levels ≥ 12 g/dL on at least three out of four measurements between Week 18 and Week 24 in the absence of red blood cell (RBC) transfusions. Treatment with NXP100 was superior to treatment with eculizumab in the primary and all key secondary endpoints (overall increase in Hgb levels, reducing the requirement for RBC transfusions, and avoiding extravascular hemolysis).

Parameter	NXP100 (n=37)	Eculizumab (N=36)
Primary Endpoint
Proportion of participants achieving Hgb levels ≥12 g/dL without RBC transfusion % (95% CI)	59.5 (43.2, 75.7)	8.3 (2.8, 19.4)
p-Value	< 0.001

The second MAA is based on positive data from a completed single-arm, Phase 3 study (clinicaltrials.gov NCT07052838). In this study, 36 adult Chinese patients with PNH and persistent anemia who failed treatment with C5 inhibitors were treated with NXP100 for a 24-week treatment period. The primary efficacy endpoint was to evaluate the proportion of patients achieving Hgb levels ≥ 12 g/dL on at least three out of four measurements between Week 18 and Week 24 in the absence of RBC transfusions from Week 2, with efficacy prospectively defined as having the lower bound of the 95% CI for the response rate exceeding 20%. The study met the primary and all key secondary endpoints (overall increase in Hgb levels, reducing the requirement for RBC transfusions, and avoiding extravascular hemolysis).

Parameter	NXP100 (n=36)
Primary Endpoint
Proportion of participants achieving Hgb levels ≥12 g/dL without RBC transfusion % (95% CI)	52.8 (35.5, 69.6)

Immunoglobulin A Nephropathy (IgAN)

In China, a Phase 3 clinical trial (NCT07390123) is ongoing in IgAN following positive data from a randomized, placebo-controlled Phase 2 (NCT06670352). In the Phase 2 study, the efficacy of treatment with NXP100 was investigated in a 24-week treatment period versus placebo with efficacy defined as reduction in the ratio of 24-hour urine protein to creatinine (24h-UPCR) compared to baseline after 12 weeks of treatment. Treatment with NXP100 resulted in clinically meaningful reduction in 24h-UPCR after 4 weeks, and the magnitude of the treatment effect increased over time. NXP100 also demonstrated excellent estimated Glomerular Filtration Rate (eGFR) control (a secondary endpoint) vs placebo in the study.

Parameter	Week 4	Week 12 (Primary Endpoint)	Week 24
Reduction in 24h-UPCR relative to baseline vs. placebo NXP100 N=24 Placebo N=21	-33%	-45.3%	-57.7%

In addition, a Phase 2 of NXP100 for the treatment of LN is also ongoing in China.

NXP100 Competitive Landscape and Market Analysis

•	The PNH market size is expected to be >$5.0BN in 2026 with the injectable C5 inhibitor drugs Soliris® and Ultomiris®, marketed by Alexion/AstraZeneca Rare Disease, projected to be approximately $4.5BN of the total market. The PNH market is expected to more than double to >$10BN within 8 years. Soliris and Ultomiris were the centerpiece of Astra Zeneca’s acquisition of Alexion in 2021 for $39BN.

•	Fabhalta (iptacopan, launched in 2024), marketed by Novartis, is the only FDA approved Complement Factor B inhibitor with approvals in PNH, IgAN and C3G.

o	Fabhalta®is administered orally, twice per day, vs NXP100 which is administered once a day.

o	Fabhalta® is currently also being investigated in several clinical trials, including LN, Myasthenia Gravis (MG) and dry Age-related Macular Degeneration (dAMD).

o	Fabhalta® peak annual revenue in the currently approved indications is projected by analysts to reach $5B to $10B. The PNH and IgAN markets are estimated to reach >$20BN combined within the next 10 years.

•	In randomized Phase 3 clinical trials in patients with PNH, treatment with either NXP100 or Fabhalta® was superior to treatment with C5 inhibitors, with comparable treatment effect for NXP100 and Fabhalta across studies, positioning CFBis to potentially dominate the PNH market over time.

•	In IgAN, the Phase 2 data suggests that NXP100 has the potential to be comparable to the best injectable APRIL/BAFF inhibitors on the key renal function endpoints, including 24-hour UPCR and eGFR control.

•	In cross study comparisons, the observed safety profile of NXP100 appears to be similar to that of Fabhalta®.

NXP200 (HSK42360)

Overview, Competitive Landscape and Market Analysis

BRAF is a validated therapeutic target in oncology with first generation drugs such as Tafinlar® (dabrafenib, marketed by Novartis) and Braftovi® (encorafenib, marketed by Pfizer) approved in multiple indications. These first-generation BRAF inhibitors effectively inhibit the V600-mutated BRAF, which results in initial antitumor activity, but also leads to paradoxical activation through stimulation of the MAPK signaling pathway, causing treatment resistance and development of secondary malignancies, primarily skin squamous cancer and other skin-related side effects. The current solution to the paradoxical activation problem is concomitant administration of MEK inhibitors, but while the skin side effects are reduced, they are not eliminated and acquired resistance still emerges. In addition, Class II and III BRAF mutations are not inhibited by first generation BRAF inhibitors. Designed to overcome this paradoxical activation, paradox-breaking BRAF inhibitors represent the next generation approach to targeting BRAF. There are currently several paradox breakers BRAF inhibitors in clinical development, none are FDA approved.

Available data to date suggests that NXP200 is the only paradox-breaker BRAF inhibitor that has consistently demonstrated single agent activity in CNS tumors but, importantly, also in additional solid tumor types that harbor BRAF mutations. In a completed dose escalation study of NXP200 as monotherapy in heavily pre-treated patients with BRAF V600-mutated solid tumors, including ones previously treated with BRAF/MEK inhibitors, NXP200 demonstrated an acceptable safety profile and single-agent durable clinical activity in various tumor types, including a >40% response rate in low- and high-grade adult glioma, including one Complete Response. Durable responses were also demonstrated in non-small cell lung cancer (NSCLC), colorectal and papillary thyroid cancers.

In this dose escalation program, treatment with a first-generation, free base form of NXP200 was used. A second-generation salt form of NXP200 was recently developed to enhance the pharmacokinetic (PK) profile of NXP200, and early data indeed demonstrate a marked improved PK and greater single agent clinical activity. Thus, with favorable pharmacology, promising early clinical data and possible applicability across V600, Class I and Class II-altered solid tumors, NXP200 could emerge as a best-in-class next-generation BRAF inhibitor. NXP200 is currently in a Phase 1b study in China.

The combined annual revenue for the first-generation BRAF inhibitors, typically administered in combination with a MEK inhibitor to overcome paradoxical activation, is estimated at approximately $4BN.

Of note, in April 2026, Servier acquired Day One Biopharmaceuticals for $2.5BN with its only FDA approved drug, Ojemda (tovorafenib), a first generation BRAF inhibitor which is indicated for the treatment of relapsed or refractory pediatric in BRAF-altered low-grade glioma. With projected 2026 sales of $225-250M, sales of Ojemda represent only 6% of the current BRAF market.

Intellectual Property

Both compounds have strong intellectual property protection including composition of matter patents for NXP100 and NXP200 which expire in 2043 and 2042, respectively.

Transaction Terms

Nuvectis in-licensed exclusive worldwide Ex-China rights for two drug candidates from Haisco. Haisco also retains rights for NXP100 in India and certain Southeast Asia territories. Haisco will receive upfront and near-term payments totaling up to USD $40 million and is eligible to receive up to USD $1.421BN in additional development, regulatory, and commercial milestone payments, as well as tiered royalties on future net sales. The agreement is subject to certain financing conditions which Nuvectis is required to meet to ensure sufficient capital for the development of the licensed products.

Conference Call and Webcast Information

•       Date: Monday, June 22, 2026, at 8:30 AM ET

•       Participant Dial-in (U.S.): 1-877-407-0752 or 1-201-389-0912

•       Webcast Access: Click Here

A replay of the webcast will be available on the Investors section of the Nuvectis website at: https://nuvectis.com/investors/

Third-party products mentioned herein are the trademarks of their respective owners.

About Nuvectis Pharma, Inc.

Nuvectis Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development of innovative therapies for the treatment of immune complement-related conditions and oncology. The Company’s pipeline includes NXP100, a complement Factor B inhibitor in development for the treatment of complement-mediated diseases, and the oncology drug candidates NXP900 and NXP200, in development for the treatment of advanced cancers.

NXP100 is a late-stage Factor B inhibitor with best-in-class potential as an effective therapy in multiple complement-mediated diseases and provide a convenience advantage as the only once-daily oral treatment option for these diseases requiring life-long treatment.

NXP900 is an oral small molecule inhibitor of the SRC Family of Kinases (SFK), including SRC and YES1 intended to inhibit the catalytic and scaffolding functions of the SRC kinase, providing comprehensive shutdown of the signaling pathway.

NXP200 is an oral, brain penetrant, paradox-breaker BRAF inhibitor for the treatment of BRAF V600X-mutated and Class II/III non-V600-mutated solid tumor malignancies, including CNS, colorectal cancer CRC, melanoma, and NSCLC, with best-in-class potential.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, which are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate”, “believe”, “contemplate”, “could”, “estimate”, “expect”, “intend”, “seek”, “may”, “might”, “plan”, “potential”, “predict”, “project”, “target”, “aim”, “should”, “will”, “would”, or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward looking statements are based on Nuvectis Pharma, Inc.’s current expectations and interpretations of data and information available, including preclinical and clinical safety, pharmacokinetics, pharmacodynamics, and efficacy data generated to date for its pipeline products NXP100, NXP200, and NXP900, and estimates and projections regarding our financial condition. The outcomes of the events described in these forward-looking statements are subject to inherent uncertainties, risks, assumptions, market and other conditions, and other factors that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties may also be subject to market and other conditions and described more fully in the section titled “Risk Factors” in our first quarter 2026 Form 10-Q and our other public filings with the U.S. Securities and Exchange Commission (“SEC”). However, these risks are not exhaustive and new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward looking statements contained in this press release or other filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Other than statements of historical fact, all statements are considered forward-looking statements and are based on our interpretations of past events as well as current expectations, estimates, and projections.

Company Contact:

Ron Bentsur
Chairman, Chief Executive Officer and President
rbentsur@nuvectis.com

Media Relations Contact:

Kevin Gardner
LifeSci Advisors
kgardner@lifesciadvisors.com